Exhibit 23.2
Consent of Ryder Scott Company, L.P.
     We hereby consent to the incorporation by reference in this Form S-8 prepared by PetroQuest Energy, Inc. (the “Company”) of information contained in our report dated February 21, 2011, relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2010.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
May 16, 2011